EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts", and to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus of GP Strategies Corporation dated April 6, 2005, of our report dated March 17, 2004, except for the first paragraph of Note 7, as to which the date is March 31, 2004, with respect to the consolidated financial statements of Five Star Products, Inc. and Subsidiaries as of and for the year ended December 31, 2003, included in the Annual Report on Form 10-K/A of GP Strategies Corporation for the year ended December 31, 2004.

/s/ EISNER LLP

New York, New York
April 4, 2005